Exhibit 4.31

English Summary*

of

Assets and Business Transfer Agreement

By and between

Beijing Kingsoft Cloud Network Technology Co., Ltd.

Zhuhai Kingsoft Cloud Science and Technology Co., Ltd.

Beijing Kingsoft Cloud Science and Technology Co., Ltd.

And

Shenzhen Xunlei Networking Technologies Co., Ltd.

September 2, 2014

*	The original contract is in Chinese; this is an English summary of the original contract.

Annex I: List of Contacts to be Transferred

Annex II: List of Fixed Assets to be Transferred

Annex III (A): List of Intangible Assets to be Transferred

Annex III (B): List of Intangible Assets to be Licensed

Annex IV: List of Employees to be Transferred

Annex V: Tripartite Agreement

Annex VI: Labor Contract

Annex VII: Confidentiality and Non-competition Agreement

Annex VIII: List of Documents Relating to Assets to be Transferred

Annex IX: List of Documents Relating to Business to be Transferred

Annex X: List of Documents Relating to Employees to be Transferred

Annex XI: Disclosure Letter

Annex XII: Confidentiality Agreement

Annex XIII: Patents

Assets and Business Transfer Agreement

This Assets and Business Transfer Agreement (“This Agreement”) is signed by the following parties on September 2, 2014 (“Date of Signing”) in Beijing, the People’s Republic of China (“China”):

1.	Transferor:

Beijing Kingsoft Cloud Network Technology Co., Ltd. (Company Registration No.:110108013708507)

Zhuhai Kingsoft Cloud Science and Technology Co., Ltd. (Company Registration No.:440400000183128)

Beijing Kingsoft Cloud Science and Technology Co., Ltd. (Company Registration No.:110000450202564)

2.	Transferee:

Shenzhen Xunlei Networking Technologies Co., Ltd. (Company Registration No.:440301103773964)

For the purposes of this Agreement, the aforesaid parties are referred to individually as “one Party” and collectively as “the Parties”.

Whereas:

(1).	Members of the Transferor are the companies lawfully established in China. The business in which the Transferor is currently engaged includes the business to be transferred (as defined below), and the Transferor intends to transfer the business to be transferred (as defined below) to the Transferee for operation in whole.

(2).	Subject to the terms and conditions of this Agreement, the Transferor agrees to transfer, and the Transferee agrees to accept, its business to be transferred (as defined below, assets to be transferred (as defined below) and employees to be transferred (as defined below).

The parties hereby agree as follows with respect to the aforesaid matters under applicable PRC laws and regulations:

Article 1 Definitions

1.1	Definition. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

(1)	“Trade Secrets” means technical information and commercial information contained in business to be transferred and/or assets to be transferred as well as all information contained in this Agreement, including but not limited to, research and development, proprietary information, technical data, technical solutions, designs, specifications, list of customers and suppliers, financial data, pricing and cost data, as well as business and marketing plans and proposals.

(2)	“Contract to be Transferred” means the contract as listed in Annex I hereto and relating to the business to be transferred, which is not performed completely as of the date of signing hereof and is not terminated prior to the date of delivery.

(3)	“Newly Signed Contract” means the Contract (if any) relating to the business to be transferred that the Transferor and the customer have the intention to sign or have begun to perform but fail to formally sign.

(4)	“Fixed Assets to be Transferred” means the fixed assets as listed in Annex II hereto that the Transferor transfers to the Transferee in accordance with the terms and conditions of this Agreement.

(5)	“Intangible Assets to be Transferred” means all registered and unregistered intellectual property rights and other intangible assets as listed in Annex III (A) hereto and relating to the business to be transferred, which the Transferor or the Transferor’s affiliates own and may transfer or use during the process of operating the business to be transferred, provided that the intellectual property rights as listed in Annex III (B) that the Transferor intends to grant or the Transferor’s affiliates must grant to the Transferee for use do not belong to intangible assets.

(6)	“Assets to be Transferred” means (a) contracts to be transferred as contained in the business to be transferred; (b) fixed assets to be transferred as contained in the business to be transferred; (c) intangible assets to be transferred as contained in the business to be transferred; (d) any trade secret relating to the aforesaid three items and the business to be transferred, which the Transferor or the Transferor’s affiliates own and may transfer. For avoidance of doubt, assets to be transferred do not include excluded assets as specified in Article 2.6 hereof.

(7)	“Business to be Transferred” means online storage service provided by using personal edition of Kuaipan and Kansunzi software, service of publishing and using digital works, operating the website www.kuaipan.cn, cloud albums and any service provided by using the data cumulated by personal edition of Kuaipan client and Kansunzi software. For avoidance of doubt, business to be transferred do not include excluded assets and business as specified in Article 2.6 hereof.

(8)	“Personal Edition of Kuaipan” refers to free synchronous online disk of individual based on cloud storage.

(9)	“Kansunzi Software” means for photo storage and sharing service software targeted to family and friends circle.

(10)	“Intellectual Property Rights” means all patents registered in China of, patent application rights, trademarks, trademark application rights, copyrights, software copyrights, domain names, trade names, logo, trade secrets, etc. , whether registered or unregistered, including, but not limited to, intellectual property rights as listed in the list of intangible assets to be transferred under Annex III (A) hereto.

(11)	“Employees to be Transferred” means the existing employees as set out in Annex IV currently employed by the Transferor or the Transferor’s affiliates and engaged in the business to be transferred that the Transferee requires and agrees to employ.

(12)	“Core Personnel” means the candidates marked as the core personnel for the business to be transferred under Annex IV hereto.

(13)	“Tripartite Agreement” means the tripartite novation agreement signed by the Transferor, the Transferee and the counterparts to the contract to be transferred (including one party and multiple parties, hereinafter referred to as “the Customer”) to transfer the contract to be transferred to the Transferee in the template as detailed in Annex V hereto.

(14)	“Labor Contract” means the labor contract signed by the employees to be transferred and the Transferee in the template as detailed in Annex VI hereto. The employment conditions for employees to be transferred under such labor contract shall not be less than the employment conditions given by the Transferee to other employees.

(15)	“Confidentiality and Non-competition Agreement” means the confidentiality and non-competition agreement signed by the employee to be transferred and the Transferee prior to or on the date of delivery in the template as detailed in Annex VII hereto.

(16)	“Date of Delivery” has the meaning as prescribed in Article 4 hereof.

(17)	“Delivery” has the meaning as prescribed in Article 4 hereof.

(18)	“Remuneration Treatments” means all statutory and agreed remuneration, overtime pay, labor protection, insurance premium, provident fund, compensation for unused annual leave, reimbursement, statutory economic compensation (if any), and other benefits prescribed by relevant PRC laws and regulations enjoyed by the employees to be transferred with the Transferor prior to signing of labor contract by and between the employees to be transferred and the Transferee.

(19)	“Security Interest” means any mortgage, pledge, lien, right to limit, priority, preemptive rights, third party rights or interests, any other security or security interest, and any other form of similar priority arrangements.

(20)	“Force Majeure” means the events that cannot be predicted by the parties hereto and occurrence and consequences of which cannot be prevented and avoided, thereby resulting in that this Agreement cannot be performed in whole or in part or cannot be performed under the terms and conditions hereof, including but not limited to earthquakes, typhoons, floods, fires, war, or other events deemed as force majeure under the international business practices.

(21)	“Affiliates” means any individual, partnership, organization or entity that is relating to one party and directly or indirectly (through one or more intermediaries) controls such party, is controlled by such party or with such party. The term “control” means the right to direct one party or cause one party to be directed obtained by the other party for having an absolute majority of equity of stake of fifty percent (50%) or more, or having a relative majority of equity of less than fifty percent (50%), or by adopting the manner of control through agreement, or adopting the manner other than control through agreement, such as dispatching directors, etc.

(22)	“Material Adverse Effect” means any material adverse change or effect on the assets to be transferred or business to be transferred or the employees to be transferred as initiated by the Transferor that causes the whole transaction proposed hereunder not to be conducted in a lawful manner in whole or frustrates the loss of basis for transaction or results in fundamental changes.

Article 2 Transfer of Assets

2.1	Transfer of Assets. Under the prerequisite that the conditions under Article 5.1 hereof are met or waived on the date of delivery, the Transferor hereby agrees to transfer, assign and deliver and cause the Transferor’s affiliates to transfer, assign and deliver at the time of delivery, and the Transferee agrees to from the Transferor and the Transferor’s affiliates at time of delivery receive, obtain and accept, the business to be transferred, assets to be transferred and employees to be transferred as defined in Article 1 hereof on which there are no significant right flaws and no significant security interest is imposed (“Transfer of Assets”) .

2.2	Risk and ownership transfer. Unless otherwise agreed in this Agreement, (1) prior to the date of delivery, the Transferor shall have all the rights and interests in the business to be transferred and assets to be transferred, and assume all risks relating to business to be transferred, assets to be transferred and employees to be transferred; (2) as from the date of delivery, the Transferee shall have all the rights and interests conferred by this Agreement and assume all risks relating to business to be transferred, assets to be transferred and employees to be transferred. However, for avoidance of doubt, in the case of intellectual property rights registered and applied for registration, all the rights and interests thereon and relevant risks shall pass to the Transferee as from the date on which registration of transfer of ownership of relevant intellectual property rights is completed. (3) subsequent to the date of delivery, the Transferor shall continue to perform and complete the responsibilities and obligations relating to business to be transferred and assets to be transferred to be performed and completed by the Transferor, including but not limited to, completion of registration of transfer of relevant intellectual property rights with relevant sector, cooperation with relevant assets that are owned by the Transferor or the Transferor’s affiliates and must be used in the process of operating the business to be transferred on the date of delivery as found by the transferee subsequent to the date of delivery, as well as the completion of the procedures for registration of transfer or authorization relating to such assets.

2.3	No liability. Without prior express written consent of the Transferee or unless otherwise expressly stipulated in this Agreement, subject to Article 2.2 hereof, the Transferee is not liable for any debt and liability relating to the business to be transferred, contract to be transferred and assets to be transferred that exists or occurs to the Transferor or the Transferor’s affiliates prior to the date of delivery, and the Transferor or the Transferor’s affiliates shall continue to bear any debt and liability relating to the business to be transferred, contract to be transferred and assets to be transferred that exists or occurs to the Transferor or the Transferor’s affiliates prior to the date of delivery, including but not limited to (1) any liability, debt or taxes payable; (2) any pending litigation, arbitration, administrative punishment or other legal proceedings relating to business to be transferred, contract to be transferred and assets to be transferred that exist or occur prior to the date of delivery. Where the Transferee or the Transferee’s affiliates enter into any litigation, arbitration, administrative punishment or other legal proceedings, or sustain any loss due to any claim made by any third party, the Transferee shall promptly notify the Transferor and shall make every effort to provide assistance to avoid further losses that may be sustained by the Transferor. In this context, the Transferor shall be responsible for responding to the litigation or deal with punishment and legal proceedings, and make compensation for all losses sustained by the Transferee as a result.

2.4	Update of annexes. Where relevant annexes regarding the assets to be transferred and employees to be transferred attached to this Agreement at the time of signing hereof have change as of the date of delivery, the Transferor shall be responsible for updating such annexes to reflect the actual state thereof as of the date of delivery, and the updated annexes are confirmed and consented to by the Transferee, the parties shall continue to perform this Agreement in accordance with the updated annexes.

2.5	Taking further necessary action. Notwithstanding the foregoing, at any time subsequent to the date of delivery, the Transferor agrees to take all lawful, reasonably necessary and reasonably required action to ensure that the Transferee enjoys relevant interests relating to assets to be transferred, business to be transferred and employees to be transferred in accordance with this Agreement subsequent to the date of delivery. Where the Transferee finds upon the date of delivery that the assets to be transferred and employees to be transferred that are delivered are inconsistent with this Agreement or the Transferor actually fails to meet the conditions under Article 5 hereof, the Transferee is entitled to notify the Transferor to make rectification to the aforesaid issues without prejudice to the right enjoyed by the Transferee to claim damages in accordance with this Agreement. For avoidance of doubt, it is hereby indicated that in respect of the application for relevant rights on the assets to be transferred (including but not limited to trademark application right and patent application right), etc. the Transferor is not obligated to ensure that such applications are approved, provided that such clause does not relieve the Transferor from being liable for breach of contract when the Transferor delays in performing the obligation of transfer, thereby resulting in that transfer of patent application cannot be completed.

2.6	Excluded assets and business. Regardless of this Article 2.1 hereof or other provisions, the parties hereby make clear that all the technical facilities, software and hardware involved in the technologies and services relating to cloud storage service currently used in the personal edition of Kuaipan operated by the Transferor, commercial edition of Kuaipan, cloud storage (KS3) service, EC2 virtual host ( Cloud Hosting) business, private cloud services and load balancing services, database services and caching services, as well as assets and business such as trade secrets, information, data, etc. relating to the aforesaid technologies, services and software and hardware do not belong to the scope of assets to be transferred or business to be transferred, and the Transferor shall own all rights and interests in such assets and business. Commercial edition of Kuaipan is hereby defined as a facility to provide the organizational users with the business based on cloud storage and derived technologies on cloud storage through online service; cloud storage (KS3) service is hereby defined as: the network online storage service to be accessed to through a standard interface; EC2 virtual Hosting (Cloud Hosting) business is hereby defined: to provide users with an elastically scalable computing resources services; private cloud service is defined to provide the organizational users (including internal and external ones) with cloud storage and cloud calculation service through deployment service in the private network; load balancing service means the service to provide users with to traffic distribution between (virtual) hosts; database service means the service to provide users with self-operating and extended relational database service through a Web interface; caching storage service means the service to provide users with self-operating and extended caching storage service through a Web interface. For the purposes of Article 2.6, the term “network” includes computer Internet, radio and television networks, fixed communication network, mobile communications network and other information networks taking computers, televisions, fixed telephones, mobile telephones and other electronic equipment as the terminal, as well as to LAN open to the public. “Organizational users” includes corporate legal person, institutions, government agencies; for the purposes of this Article 2.6, the term “private network” refers to network ownership or control of which is attributable to such organizational user.

Article 3 Consideration

3.1	Consideration. The total consideration payable by the Transferee in respect of completion of transactions under this Agreement shall be RMB amount equivalent of USD 33 million (“Transaction Consideration”), and the Transferee shall pay transaction consideration in RMB, and exchange rate of RMB against USD shall be calculated by using the middle rate against USD announced by the Bank of China at 10:00 am on one (1) working day prior to the date of delivery. For avoidance of ambiguity, it is hereby indicated that transaction consideration does not include VAT involved by the proposed transactions hereunder, and the Transferee shall actually pay and assume such VAT.

3.2	The Transferee shall pay the Transferor the transaction consideration at the time and in the manner as prescribed under this Paragraph.

(1)	Since the provisions of Article 5.1 are met, and on the Date of Delivery, the Transferee shall pay the transaction consideration in full to the account designated by the Transferor in RMB.

(2)	The payment as specified in this Article shall be remitted to the bank account(s) designated by the Transferor, and division of amount of payments in the specific collection account shall be otherwise determined by the Transferor in the payment instructions submitted to the Transferee, and the Transferor shall provide The Transferee with the payment instructions 2 working days prior to the date of delivery.

(3)	After receiving the transaction consideration and going through relevant procedures for tax filing, the Transferor shall issue to the Transferee the lawful and valid special VAT invoice or receipt. Where such special VAT invoice or receipt is required to be itemized or has its own amount to be determined, such items or amounts shall be jointly confirmed by the Transferor and the Transferee based on the principle of friendly cooperation subject to applicable PRC tax laws. The parties shall make their commercially reasonable efforts to enable the Transferee to receive all of the foresaid lawful and valid notes within three (3) months of payment of transaction consideration and corresponding VAT.

(4)	Where the matters as specified in this Article 3.2 cannot be completed for the reasons attributable to the Transferor or the Transferor fails to provide the Transferee with notes in full on time in accordance with this Article 3.2, thereby resulting in losses sustained by the Transferee, the Transferor shall be liable.

Article 4 Delivery

4.1	Delivery. Within three (3) working days after the prerequisites as set forth in Article 5.1 and Article 5.2 are met or exempted or at any time agreed by the parties (“Date of Delivery”), the parties shall make delivery (“Delivery”) in respect of transactions hereunder. Delivery shall be made at the office of Beijing Kingsoft Cloud Network Technology Co., Ltd. or other location as agreed by the parties.

4.2	Delivery of assets to be transferred and business to be transferred. The Transferor shall, on the date of delivery, submit and deliver to the Transferee:

(1)	Documents as set out in Annex VIII hereto and relating to assets to be transferred;

(2)	Documents as set out in Annex IX hereto and relating to business to be transferred;

(3)	Documents as set out in Annex X hereto and relating to business to be transferred.

Article 5 Conditions for Performance of Obligations

5.1	Conditions for performance of obligations by the Transferee. Unless a written waive is given by the Transferee, performance of its obligations for transaction hereunder by the Transferee shall be subject to the prerequisite that all the following conditions are met prior to or on the date of delivery:

(1)	Representations and warranties by the Transferor under Article 6.1 below shall always be true, complete and accurate in all respects from the current date when such representations and warranties are made to the date of delivery.

(2)	Commitments by the Transferor prior to delivery under Article 8 below shall always be true, complete and accurate in all respects from the current date when such commitments are made to the date of delivery.

(3)	The Transferor has signed this Agreement as well as all agreements and documents to be signed by the Transferor under its commitment hereunder prior to or on the date of delivery, and this Agreement has taken effect.

(4)	There is no litigation, arbitration or governmental proceedings in respect of assets to be transferred, business to be transferred or arising between the Transferor and the employee to be transferred that are pending or any person threatens to institute, and there have been no effective ruling, judgment or administrative punishment prohibiting or restricting transfer of assets to be transferred, which will result in that transfer of assets will be prohibited, restricted or otherwise prejudiced in all or main respects at the time of delivery.

(5)	There is no effective act, decision, ruling, judgment and other instrument prohibiting or restricting transfer of assets, which will result in that transfer of assets will be prohibited, restricted or otherwise prejudiced in all or main respects at the time of delivery.

(6)	There is no material adverse change in the assets to be transferred, business to be transferred and employees to be transferred upon date of signing hereof.

(7)	Prior to the date of delivery, the Transferor shall normally carry out business to be transferred in the manner acceptable the parties based on the good faith and reasonable commercial considerations and related market practices, and there is no material adverse effects, thereby frustrating the purpose of the transactions hereunder.

(8)	The Transferor has obtained all internal approvals required by completion of this Agreement and transactions hereunder, including but not limited to, approval by the resolution of the shareholders’ meeting of the Transferor.

(9)	The fixed assets as listed in the list of fixed assets to be transferred under Annex II themselves as well as the specific documents and information as listed in Annex II and required to be delivered prior to the date of delivery shall be delivered to the Transferee on or prior to the date of delivery hereunder, and the Transferee shall carry out acceptance of and inspection of the fixed assets and relevant supporting documents delivered by the Transferor, and when they are inspected to be correct, the Transferee shall sign the letter on handover of fixed assets to confirm completion of delivery.

(10)	Transfer of employees: in respect of the specific program on transfer of employees and sharing of relevant cost, the matters to be completed prior to the date of delivery have been completed in accordance with the program otherwise determined by the Transferor and the Transferee through consultation.

(11)	The Transferor has delivered to the Transferee the originals of the documents as set out in Annex VIII and relating to the assets to be transferred and intellectual property rights thereon.

(12)	Prior to or on the date of delivery, The Transferee and the Transferor or the Transferor’s affiliates shall sign the agreement on transfer of patent application right in respect of patent application as set out in Annex III (A) (“Agreement on Transfer of Patent Application Right”).

(13)	Prior to or on the date of delivery, the Transferee or the Transferor and the Transferor’s affiliates (including but not limited to, Beijing Kingsoft Software Co., Ltd., Zhuhai Kingsoft Software Co., Ltd., Beijing Kingsoft Digital Entertainment Technology Co., Ltd. and Zhuhai Kingsoft Office Software Co., Ltd.) shall sign the Patent Licensing Agreement in respect of the patent and patent application as set out in Annex III (B) (“Patent Licensing Agreement”).

(14)	Prior to or on the date of delivery, the Transferee or the Transferor and the Transferor’s affiliates shall sign the Agreement on Transfer of Registered Trademark in respect of the registered trademark and trademark application as set out in Annex III (A) (“Agreement on Transfer of Registered Trademark”).

(15)	Prior to or on the date of delivery, the Transferee or the Transferor and the Transferor’s affiliates shall sign the Agreement on Transfer of Software Copyright in respect of software copyright as set out in Annex III (A) (“Agreement on Transfer of Software Trademark”).

(16)	Prior to or on the date of delivery, the Transferee or the Transferor and the Transferor’s affiliates shall sign the Domain Name Transfer Agreement in respect of domain name as set out in Annex III (A) (“Domain Name Transfer Agreement”).

(17)	In respect of relevant annexes regarding assets to be transferred and employees to be transferred attached to this Agreement at time of signing hereof, the Transferor shall timely update such annexes to reflect actual state thereof as of the date of delivery, and if updates of such annexes by the Transferor include the material adverse change in the assets to be transferred and the business to be transferred, the Transferor shall obtain confirmation and approval from the Transferee.

(18)	The Transferor provides the Transferee with its audit report of 2013.

(19)	Upon confirmation by the business teams of the Transferor and the Transferee through e-mail, as of December 31, 2013, the total number of users registering with the Persona Edition of Kuaipan and the number of active users both reached desired thresholds. On April 30, 2014 or the date of delivery (whichever occurs earlier), the reduction rate of the aforesaid data about number of users shall be capped.

5.2	Conditions for performance of obligations by the Transferor. Unless a written waive is given by the Transferor, performance of its obligations for transaction hereunder by the Transferor shall be subject to the prerequisite that all the following conditions are met prior to or on the date of delivery:

(1)	Representations and warranties by the Transferee under Article 6.2 below shall always be true, complete and accurate in all respects from the current date when such representations and warranties are made to the date of delivery.

(2)	The Transferee has signed this Agreement as well as all agreements and documents to be signed by the Transferor under its commitment hereunder prior to or on the date of delivery, and this Agreement has taken effect.

(3)	The relevant authority of the Transferee approved this Agreement and the transactions hereunder, and adopted the corresponding resolution of the shareholders’ meeting.

Article 6 Representations and Warranties

6.1	Representations and Warranties by the Transferor. In addition to those disclosed under Disclosure Letter as Annex XI hereto, the Transferor makes the following representations and warranties to the Transferee on the date of signing and the date of delivery:

(1)	All members of the Transferor are an independent legal persons officially organized, lawfully existing and in good standing under the PRC laws, and the Transferor will obtain all internal approvals required by completion of this Agreement and transactions hereunder prior to the date of delivery, including but not limited to the approval by the resolution of the shareholders’ meeting of the Transferor. The Transferor is entitled to sign this Agreement and perform its obligations hereunder, and this Agreement is fully legally binding upon the Transferor upon its signing.

(2)	Signing of this Agreement by the Transferor or performance of its obligations hereunder will not violate the Transferor’s articles of association or other company organization documents or any laws, regulations, rules and authorization or approval by any government agency or department, nor will said signing or performance violate or be in conflicts with any provisions of any contract or agreement to which the Transferor is a party.

(3)	The Transferor or its affiliates shall enjoy full ownership of the assets to be transferred and business to be transferred as transferred to the Transferee in accordance with the this Agreement (except where the intellectual property rights disclosed to the Transferee as listed in Annex III are granted to other parties for use under the contract to be transferred, provided that authorization of such disclosure does not affect the ability by the Transferor to perform its obligations hereunder), and there is no license granted to any third party in respect of the assets to be transferred, pledge on the assets to be transferred, the right to purchase the assets to be transferred or any other security interest as granted to any other party; for the intellectual property rights as listed in Annex III (A), there is no pending and ongoing or potential (as deemed by the Transferor with cause) objection, dispute, request for revocation, request for declaration of invalidation, etc. proposed by the government agency or any third party;

(4)	There is no event or circumstance that has occurred or is reasonably expected to occur, and will have significant adverse impact any part of assets to be transferred, transfer of the employees to be transferred or the transaction hereunder;

(5)	The Transferor (or its affiliates) has all license, permits, approval, registration, qualification, certificate or other government authorization, etc. required to operate its business to be transferred, and such documents are lawfully obtained and during the valid term; the Transferor (or its affiliates) lawfully operates its business to be transferred;

(6)	All the documents, representations and information owned by the Transferor and relating to transactions hereunder have been disclosed to the Transferee in a complete, true and effective manner, and the documents provided by the Transferor to the Transferee do not contain any misrepresentation or omission in any significant aspects;

(7)	Assets to be transferred and business to be transferred that the Transferor intends to transfer (excluding authorization) to the Transferee do not have any significant defects in right or security interest and other restrictions at the time of being transferred to the Transferee, and in respect of the assets to be transferred that the Transferor intends to authorize the Transferee to use, the Transferor is entitled to lawfully authorize the Transferee to use, and any data transferred by the Transferor to the Transferee, including, but not limited to, data stored at the server, do not have significant omissions;

(8)	As of the date of delivery, each copy of contract to be transferred: (i) in the case of the Transferor and other parties thereto, is legal, valid, binding and enforceable; (ii) to the knowledge of the Transferor, the Transferor and the other parties thereto do not seriously default, nor shall they infringe upon the title, intellectual property rights or other legitimate interests of any third party; and (iii) to the knowledge of the Transferor, neither party advocates the abolition or cancellation of any of the terms of such contract;

(9)	Employees to be transferred and the Transferor or its affiliates lawfully signed the labor contract, and all the employees to be transferred are the employees lawfully employed by the Transferor or its affiliates, and there is no significant labor dispute between the employees to be transferred and the Transferor;

(10)	The Transferor undertakes, as from the effective date of this Agreement, to do its utmost to contact and negotiate with the Customer to cause the Customer to agree to transfer or terminate relevant contract to be transferred in the agreed specific applicable manner, thereby transferring the contract to be transferred to the Transferee. In respect of the contract the contract to be transferred that the Customer agrees to transfer and the Transferee recognizes in writing, the Transferor shall arrange the parties to sign relevant agreement, contract and/or other documents respectively in the shortest practicable time;

(11)	Intellectual Property Rights

(a)	All intellectual property rights contained in the intangible assets to be transferred or authorized hereunder are lawfully owned by the subjects as listed in Annex III, and to the knowledge of the Transferor, the intellectual property rights do not constitute interference, infringement, misappropriation or otherwise conflict with the intellectual property rights of any third party, and there are no security interests or other restrictions on each of the intellectual property rights, and the Transferor has taken necessary action to maintain and protect the intellectual property rights;

(b)	To the knowledge of the Transferor, the aforementioned intellectual property rights are not subject to any judgment, order or ruling; there is no pending litigation, arbitration or other claim or assertion against legality, validity, enforceability, use or ownership of such intellectual property rights;

(c)	All intellectual property rights are legally registered or applied for registration under PRC laws, and the registration obtained or application for registration made is not revoked or dismissed or declared invalid, and the Transferor shall pay annual fee for patent on schedule.

(12)	The Transferor has disclosed to the Transferee all material facts relating to the assets to be transferred, business to be transferred and employees to be transferred, and all relevant information given by the Transferor or the representative thereof to the Transferee prior to or during negotiation shall be true, complete, accurate and not misleading in all material respects;

(13)	Information under the annexes hereto is true, complete and accurate, without any concealment and material omissions;

(14)	Except for those disclosed to the Transferee, the assets to be transferred constitute the main and necessary assets required by the Transferee to engage in the business to be transferred, and the operation of business to be transferred has no need to take any other assets currently owned by the Transferor or its affiliates or any third party (including, but not limited to, fixed assets, patents, patent applications, trademarks, trademark applications, software copyright, domain names), personnel or technology as basis or premise, and business to be transferred does not involve illegal use of the assets currently owned by any third party (including, but not limited to, fixed assets, patents, patent applications, trademarks, trademark applications, software copyrights, domain) or technology or personnel, except for the assets of the Transferor or its affiliates used as agreed by the Transferee and the Transferor or its affiliates;

(15)	Prior to or on the date of delivery, both the assets to be transferred and business to be transferred are in the normal operating state;

(16)	Except as otherwise agreed herein, the assets to be transferred, the employees to be transferred and the business to be transferred have included relevant rights and interests on all the resources used by the Transferor for operating the assets to be transferred and business to be transferred prior to the date of delivery, and required to enable the Transferee to normally operate the assets to be transferred and the business to be transferred in the manner substantially the same as the manner adopted by the Transferor prior to transfer subsequent to the date of delivery;

(17)	The Transferor does infringe upon the rights of any third party or is subject to any penalties imposed by relevant government departments due to its engagement in the business to be transferred. To the knowledge of the Transferor, there is no legal action that is ongoing or involves the business to be transferred or assets to be transferred or employees to be transferred, nor there is any ongoing administrative proceedings, litigation or arbitration imposed by the administrative department, court or arbitration institution or involving business to be transferred or assets to be transferred or employees to be transferred, nor there is any labor dispute between the Transferor and the employees to be transferred, except where the aforesaid penalty, administrative procedures, litigation, arbitration or dispute will not have significant adverse impact on the proposed transactions hereunder. The Transferor is lawfully entitled to transfer the assets to be transferred or business to be transferred in accordance with this Agreement, and may lawfully transfer said assets or business;

(18)	There is no insurable interest and/or insurance contract that is still valid on any assets to be transferred.

6.2	Representations and warranties by the Transferee. The Transferee makes the following representations and warranties to the Transferor:

(1)	The Transferee is a limited liability company validly established under PRC laws, which is s officially organized, lawfully existing and in good standing under the PRC laws, and the Transferee is entitled to sign this Agreement and perform its obligations hereunder, and this Agreement is fully legally binding upon the Transferee upon its signing. The Transferee will obtain all internal approvals required by completion of this Agreement and transactions hereunder prior to the date of delivery, including but not limited to the resolution of the shareholders’ meeting of the Transferee.

(2)	Signing of this Agreement by the Transferee or performance of its obligations hereunder will not violate the Transferee’s articles of association or other company organization documents or any laws, regulations, rules and authorization or approval by any government agency or department, nor will said signing or performance violate or be in conflicts with any provisions of any contract or agreement to which the Transferee is a party. Where signing of this Agreement or performance its obligations hereunder by the Transferee requires authorization or approval from any government agency or department under any laws, regulations and rules, the Transferee undertakes to obtain such authorization or approval, if and the Transferee fails to obtain said authorization or approval, the parties agree that termination of such transaction by either party is not deemed as default. Where the signing of this Agreement or performance its obligations hereunder by the Transferor requires authorization or approval by any government agency or department and needs assistance from the Transferee under any laws, regulations and rules, the Transferee undertakes to cooperate.

Article 7 Taxes and Fees

7.1	The parties shall bear the taxes and fees relating to the transactions hereunder respectively under applicable laws and regulations. VAT resulting from transactions hereunder shall be borne by the Transferee.

7.2	The costs and expenses relating to negotiation, preparation, signing of this Agreement and incurred by the parties to obtain necessary approvals, shall be borne by the Transferor, subject to an agreed upper limit.

Article 8 Commitments

8.1	Commitments by the parties. As from the date of the signing of this Agreement, either party shall:

(1)	not engage in or allow any act or omission that may be in violation of any representations and warranties as specified in Article 6 hereof and the commitments as specified in Article 8 hereof;

(2)	Once such party is aware of any act or omission in violation of any representation and warranty hereunder, it shall immediately make disclosure to the other party in writing. Especially once the Transferor or the Transferee finds any asset to be included but not included in the scope of assets to be transferred hereunder, the Transferor shall immediately transfer such asset to the Transferee free of charge in accordance with this Agreement, and complete the corresponding registration of change (if required).

8.2	As from the date of signing of this Agreement, the Transferor undertakes:

(1)	to take all necessary action and sign all necessary documents to cause ownership of the assets to be transferred and any right in connection therewith be full given to the transferee and/or registered under the Transferee’s name, and smoothly complete delivery;

(2)	to take effective measures to facilitate a smooth transition of the employees to be transferred to the Transferee, and assist the Transferee in going through all the procedures for personnel employment of the employees to be transferred to make such employees be lawfully employed by the Transferee; the Transferor and the Transferee shall otherwise sign the employee relocation and cost-sharing agreement at the same time as signing this Agreement to expressly agree the specific program on transfer of employees.

(3)	from the date of signing of this Agreement to the date of delivery (in the case of intellectual property rights involved in the intangible assets to be transferred registration of which is completed) or date of actual transfer of intellectual property right, except for the performance of obligations hereunder or with the prior written consent of the Transferee or as otherwise agreed herein, the Transferor may not: (1) use, license, sell, lease, copy, pledge or dispose of the assets to be transferred or any part thereof or relevant intellectual property rights; (2) advocate for ownership or intellectual property rights of the assets to be transferred (or any updated, upgraded or developed part thereof); (3) apply for registering name or similar name or the contained intellectual property rights of the assets to be transferred (including, but not limited to, any updated, upgraded or developed part thereof) as trademarks, domain names, trade names, etc., or registered copyright, or make unauthorized use thereof; (4) disclose trade secrets related to assets to be transfer to a third party; (5) in respect of the patent or trademark being applied for as listed in Annex III (A), cancel application or is overdue to make a reply when the relevant government department requires the Transferor to modify or take any action on such application within the prescribed time. For avoidance of ambiguity, it is hereby indicated that in no case may use by the Transferor or its affiliates of the excluded asses as mentioned in Article 2.6 hereof or operation by the Transferor or its affiliates of the excluded business as mentioned in Article 2.6 be deemed as violation of this Article 8.2(3) or other provisions hereof.

(4)	Within six (6) months of the date of delivery, the Transferee and the Transferor or its affiliates shall submit the application materials concerning transfer of the patent as listed in Annex III (A) to relevant authority in charge of patent, and finally complete the filing of patent transfer, and obtain the Notice of Going through Procedures issued by the authority in charge of patent.

(5)	Within six (6) months of the date of delivery, the Transferee and the Transferor or its affiliates shall submit the application materials concerning transfer of the patent application as listed in Annex III (A) to relevant authority in charge of patent, and finally complete the filing of patent transfer, and obtain the Notice of Going through Procedures issued by the authority in charge of patent.

(6)	Within eighteen (18) months of the date of the delivery, the Transferee and the Transferor or its affiliates shall submit to relevant authority in charge of trademark the application materials regarding the registered trademark as listed in Annex III (A) hereto (other than Kuaipan trademark under Items 1-6, Section (I) and Items 8-14, Section (II) of Annex III (A), obtain the Certificate on Approval of Transfer of Trademark issued by the relevant authority in charge of trademark or the filing document issued by other authority in charge of trademark indicating that registration of transfer of the registered trademark belonging to the scope of assets to be transferred and to be transferred to the Transferee has been completed. For avoidance of ambiguity, it is hereby indicated that transfer of Kuaipan trademark under Items 1-6, Section (I) and Items 8-14, Section (II) of Annex III (A) shall be completed within eighteen (18) months upon deregistration of trademark under Article 8.10 hereof.

(7)	Within eighteen (18) months of the date of delivery, the Transferee and the Transferor or its affiliates shall submit to relevant authority in charge of trademark the application materials regarding the trademark applications as listed in Annex III (A) hereto and obtain the Acceptance Notice issued by the authority in charge of trademark.

(8)	Prior to completion of transfer of registered trademark and patent as listed in Annex III (A), the Transferor shall maintain validity of the patent and registered trademark, including, but not limited to timely payment of the annual fee in full and dealing with the administrative procedures, disputes, litigation, arbitration or other proceedings concerning trademark and patent with due diligence an, provided that all the costs arising from registration of change for transfer of registered trademark and patent relating to the aforesaid matters shall be borne by the Transferee;

(9)	Within six (6) months of the date of delivery, the Transferee and the Transferor or its affiliates shall apply to the copyright administration department under the State Council for going through the procedures for registration of transfer of software copyright as listed in Annex III (A), and provide the Transferee with the Software Copyright Registration Certificate with the Transferee registered as the owner.

(10)	Within six (6) months of the date of delivery, the Transferee and the Transferor or its affiliates shall apply to the relevant domain name administrative authority for going through the procedures for registration of change for the transfer of domain name as listed in Annex III (A), and provide the Transferee with the Domain Name Certificate with the Transferee registered as the owner.

(11)	Within six (6) months of the date of delivery, Beijing Kingsoft Cloud Network Technology Co., Ltd. shall change the Telecommunications and Information Services Business License of the People’s Republic of China numbered Jing ICP Zheng 120829 held by it.

(12)	Within six (6) months of the date of delivery, the Transferor shall make every effort to contact and negotiate with the Customer to cause the Customer to agree to transfer the contract to be transferred in the special applicable manner, thereby transferring the contract to be transferred to the Transferee. In respect of the contract to be transferred that the Customer agrees to transfer and is recognized by the Transferee in writing, the Transferor shall arrange them to sign relevant agreement, contract and/or other documents respectively in the practicable shortest time. The Transferor will endeavor to require the Customer to sign the relevant form and content of the tripartite agreement in the format and contents as detailed in Annex V, and submit the signed the tripartite agreement to the Transferee;

(13)	As from date of signing of this Agreement without the prior consent of the Transferee, the Transferor shall not sign any new contract in respect of the business to be transferred; all newly signed contract as from the date of delivery shall be directly signed by the Transferee and the Customer, and the Transferor shall not sign and enter into any new contract or agreement in respect of the business to be transferred (except for signing for transferring the contract to be transferred), except where the prior consent is obtained from the Transferee;

(14)	The Transferor guarantees to normally operate the assets to be transferred and the business to be transferred during the period commencing on the date of signing hereof and ending on the date of delivery, and will not establish or allow to have any security or other encumbrance that may affect the rights of and interests in the assets to be transferred or business to be transferred, except where the prior consent is obtained from the Transferee.

(15)	After the assets to be transferred hereunder are transferred to the Transferee, the Transferor will not commit any act that may prejudice legitimacy, effectiveness and value of such assets to be transferred, or hinder the Transferee to make full use of such assets to be transferred;

(16)	The Transferor will not engage in or permit any act or omission that may be in violation of representations and warranties under Article 6 hereof prior to the date of delivery;

(17)	After the business to be transferred hereunder is transferred to the Transferee, the Transferor will not commit any act that may be detrimental to the smooth operation of such business to be transferred, or impede the Transferee to operate such business to be transferred;

(18)	The Transferor shall bear the obligation of confidentiality under the confidentiality agreements as listed in Annex XII hereto and other related agreements containing confidentiality provisions, unless the Transferee and the counterpart thereto otherwise sign an agreement, or the Transferee has no need to perform the obligations under the confidentiality agreements as listed in Annex XII hereto and other related agreements containing confidentiality provisions and to be liable for damages;

(19)	Within twelve (12) months of the date of delivery, where the Transferee needs to use the patents as listed in Annex XIII hereto at the time of operating the business to be transferred, the Transferor shall assist the Transferee in obtaining the authorization of free use of such patent.

8.3	Upon the date of delivery, the Transferor shall do its utmost commercially to assist the Transferee in operating the business transferred in accordance with this Agreement and give necessary support and cooperation to the Transferee to ensure that such business to be transferred is operated smoothly.

8.4	Business operation by the Transferee upon delivery. The Transferee undertakes to do their utmost commercially upon the date of delivery to operate the business to be transferred and provide the user with relevant service to ensure that no adverse effects will be imposed on the Transferor, its affiliates and its business due to the operation by the Transferee of the business to be transferred.

8.5	Authorized use of intellectual property rights. (1) Upon the date of delivery and prior to completion of procedures for registration of transfer of the assets to be transferred, the Transferor agrees to authorize the Transferee to use relevant assets to be transferred without compensation, including but not limited to trademarks, patents, domain name and software copyrights and other intangible assets as listed in Annex III (A); (2) Upon the date of delivery, the Transferor agrees to license without compensation or cause the its affiliates to license without compensation the Transferee to use the trademark and patent as listed in Annex III (B) on the premise that the Transferee only continues to use such trademark and patent within the scope of business to be transferred on the date of delivery; (3) upon completion of the procedures for registration of transfer of patent as listed in Annex III (A), the Transferee agrees to authorizes to use such patent without compensation, and in case the Transferee transfers such patent, it shall continue to ensure that the Transferor uses such patent without compensation; (4) within 18 months of the date of delivery, the Transferor may continue to use the trademarks as listed in Annex III (A) without compensation to facilitate the Transferor to continue to use such trademark while adjustment other relevant product business, provided that the Transferor is not obligated to take any further action in the previous use of such trademark (including, but not limited to, requiring the ads placed to stop using such trademark).

8.6	Non-competition agreement. Except where the prior written consent is obtained from the Transferee, the Transferor undertakes: within three (3) years upon delivery, the Transferor and the company in which the Transferor holds 50% or more of the equity or the company holding 50% or more of equity in the Transferor (hereinafter collectively referred to as “the Party Making Non-competition Commitment”) shall adhere to standard non-compete provisions agreed upon between the parties.

8.7	The Transferee undertakes that without written permission of the Transferor, the Transferee shall not use or disclose the trade secrets of the Transferor obtained by the Transferee under this Agreement and the transactions proposed hereunder that have nothing to do with the business to be transferred.

8.8	The Transferee undertakes not to instigate any personnel to leave the Transferor or not joint the Transferor or not serve the Transferor, nor will the Transferee instigate any personnel to leave the Transferor or join the Transferee or its affiliate or other party’s enterprise, institution or entity; within three (3) years as from the date of delivery, the Transferee and the companies in which the Transferee holds 50% or more of equity or the companies holding 50% or more of equity in the Transferee will not hire the personnel as determined in the list of the employees the Transferor submits to the Transferee in writing each year.

8.9	The parties hereto agree and acknowledge that, except as otherwise agreed herein, the transaction consideration constitutes the reasonable and sufficient consideration of the assets to be transferred and business to be transferred hereunder, and except for transaction consideration, the Transferor has need to make any payment to the Transferee or other parties under the agreement on transfer of patent right, agreement on transfer of the patent application right, patent licensing agreement, trademark authorization agreement, agreement on transfer of registered trademark, agreement on transfer of software copyright or agreement on transfer of domain name.

8.10	Deregistration of trademark. In respect of the registered trademarks involving word “KingSoft” as listed in Annex III (B), the Transferor shall immediately carry out deregistration with the assistance of the Transferee upon the date of delivery, and shall submit the application materials for deregistration of trademark within ten (10) working days of the date of delivery. The Transferee may continue to use the registered trademarks involving word “KingSoft” as listed in Annex III (B) prior to completion of procedures for deregistration.

8.11	Renaming software copyright. In respect of the name of software copyright as listed in Annex III (A) involving word “kingSoft”, upon registration of change in the ownership of software copyright, the Transferee shall change and delete the word “kingSoft” involved in its name within two (2) months upon completion of registration of change in ownership of such software copyright.

8.12	The parties shall make best efforts on business to cooperate with cutting and data migration for all the servers required and used by completion of business to be transferred, including but not limited to, the servers as listed in Annex II hereto, and ensure that no significant loss is caused to relevant data.

Article 9 Liability for Breach of Contract and Termination of Agreement

9.1	Liability for Breach of Contract.

(1)	Where either party violates any of its representation, warranties, undertakings hereunder or any other provisions hereof, including the circumstance under which either party makes any untrue representation or warranty hereunder, thereby resulting in the other party assumes any costs, liability or sustains any loss (Including but not limited to, any loss of profits expected to be available to the other party for which the other party has a specific and reasonable evidence), the defaulting party shall be liable to the other party for any of the aforesaid costs, liabilities or loss (including but not limited to any interest and attorney fees paid or lost by the other party due to default by the defaulting party). Such damages shall be equivalent to the actual losses incurred by the non-defaulting party due to default. Where the parties default, they shall be liable correspondingly in corresponding proportion based on actual situation.

(2)	The defaulting party shall take corrective action as soon as possible, continue to fulfill its obligations under this agreement and make compensation for direct loss sustained by the non-defaulting party, provided that the cumulative damages payable by the defaulting party as agreed by the parties shall not exceed 100% of transaction consideration.

(3)	Where the cumulative damages exceed an agreed threshold due to subsequent breach by the defaulting party, the defaulting party shall be liable for all losses sustained by the other party.

(4)	Subject to relevant provisions of this Article 9.1, after delivery is made, where the Transferee finds that the Transferor violates the representations and warranties under Article 6.1 hereof and/or commitments by the Transferor under Article 8, the Transferee is entitled to require the Transferor to take corrective measures as soon as possible and be liable for losses sustained by the Transferee, provided that the Transferee shall hold the Transferor liable for such breach within eighteen (18) months subsequent to the date of delivery; where the Transferor finds that the Transferee violates the representations and warranties under Article 6.2 hereof and/or commitments by the Transferee under Article 8, the Transferor is entitled to require the Transferee to take corrective measures as soon as possible and be liable for losses sustained by the Transferor, provided that the Transferor shall hold the Transferee liable for such breach within eighteen (18) months subsequent to the date of delivery.

(5)	Notwithstanding the provisions of this Article 9.1, where the party making non-competition commitment violates the provisions on non-competition under Article 8.6, the Transferor shall pay the Transferee liquidated damages, the amount of which would be determined in line with the amount of time passed since the closing of this transaction.

(6)	Where closing is delayed for the reasons attributable to the Transferee or the Transferee delays in paying part or all of transaction consideration for more than five (5) working days, the Transferee shall pay the Transferor the liquidated damages equivalent to one-thousandth (0.1%) of the transaction consideration per day of delay, and bear the costs incurred and involved by the Transferor in respect of the assets to be transferred and business to be transferred as from the date of delay in delivery or the date of delay in payment. Where such transferee defaults for more than thirty (30) working days, the Transferee shall pay the Transferor the amount equivalent to one point five thousandth (0.15%) of the transaction consideration as the liquidated damages per day of delay, and bear one hundred and fifty percent (150%) of the costs incurred and involved by the Transferor in respect of the assets to be transferred and business to be transferred as from the date of delay in delivery or the date of delay in payment. Where completion of one more or more matters under Items (4), (5), (6), (7), (9), (10), (11) and (12) (a total of eight items) of Article 8.2 is delayed for more than five (5) working days for the reasons attributable to the Transferor, the Transferor shall pay the Transferee one-ten-thousandth (0.01%) of the transaction consideration as the liquidated damages on the daily basis in respect of each of said items, and bear the costs incurred by the Transferee as a result. Where such transferor defaults for more than thirty (30) working days, the Transferor shall pay the Transferee one point five ten-thousandth (0.015%) of the transaction consideration as the liquidated damages on the daily basis, and bear one hundred fifty percent (150%) of the costs incurred by the Transferee as a result.

(7)	Members of the Transferor shall be jointly and severally liable for damages in respect of the liability for breach of contract as set out in this Article 9.1.

9.2	Termination of Agreement.

(1)	The parties hereto may terminate this Agreement at any time if they have so agreed through friendly consultation.

(2)	Where either party seriously violates or fails to perform any provisions hereof, other non-defaulting party is entitled to immediately terminate this Agreement, and the defaulting party shall bear any liability arising therefrom.

(3)	Upon termination of this Agreement, the parties shall work together to make the assets to be transferred and employees to be transferred to be restored to the state at the time prior to signing hereof, and shall fully return any and all consideration paid by the Transferee. All the costs arising from or in connection with such return procedures shall be borne by the party at fault in the fault principle. Where either party is not at any fault for failure to delivery, the party proposing for termination shall be liable for the costs in respect of such return procedures.

(4)	Any liability for damages in respect of any breach hereunder shall not be rescinded due to termination hereof.

Article 10 Confidentiality

10.1	The Parties acknowledge and confirm that the existence and terms of this Agreement and any oral or written information exchanged by the parties in respect of this Agreement are confidential information (“Confidential Information”), and the parties shall maintain confidentiality of all such information. Without the prior written consent of the other party, neither party shall disclose to any third party any Confidential Information, except for the following circumstances: (1) such information has entered the public domain for the reasons other than unauthorized disclosure by the party accepting such information to the public; (2) disclosure is required by applicable laws, including, but not limited to disclosure either party or affiliates thereof is required to make due to listing or listing regulation; or (3) either party needs to make disclose to its legal or financial adviser in respect of the transaction hereunder, provided that such legal or financial advisors also needs to perform the obligation of confidentiality similar to this clause. Any disclosure made by working personnel or an institution hired by either party shall be deemed to have been made by such party, and such party is liable for breach of contract in accordance with this Agreement. This clause survives termination of this Agreement for whatever reason.

Article 11 Force Majeure

11.1	Where either party hereto delays in performing its obligations hereunder due to force majeure, thereby resulting in any loss sustained by the other party, such party is not liable for such losses. The party encountering event of force majeure shall take active effective measures to minimize the loss sustained by the other party due to its delay in performing contractual obligations, or such party shall be liable for the further losses on its own.

Article 12 Miscellaneous

12.1	Effectiveness of this Agreement. This Agreement takes effect upon signing by the parties.

12.2	Governing Law. Signing, effectiveness, performance, interpretation, termination of this Agreement and dispute resolution shall be governed by the laws of the People’s Republic of China.

12.3	Dispute Resolution. All disputes relating to this Agreement and arising out of performance of this Agreement shall be resolved by the parties through friendly consultation. Where such dispute is not resolved within thirty (30) days after one party issues the written notice to the other party, requiring resolution of the dispute through consultation, either party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration, which shall be conducted under the then effective arbitration rules in Guangzhou. The arbitral award is final and binding on the parties hereto.

12.4	Modifications and Supplements to this Agreement. Any modification or supplement to this Agreement shall be made by the parties hereto in writing. Any modification and supplement hereto signed by the parties in writing constitute an integral part of this Agreement and are equally authentic as this Agreement.

12.5	Waiver. Failure or delay by either party in exercising any right or remedy as set forth in this Agreement and modifications or supplements hereto shall not constitute or be deemed as a waiver; nor shall any single or partial exercise of the aforesaid rights and remedies impede further exercise of such rights and remedies.

12.6	Severability. If any provision of this Agreement becomes invalid or unenforceable for any reason, legality, validity and enforceability of other provisions of this Agreement will not be affected.

12.7	Annexes. Any annex hereto constitutes an integral part of this Agreement and is equally authentic as this Agreement.

12.8	Survival. Article 6, Article 8 to Article 10 and Article 12 hereof survive termination hereof.

The following annexes constitute an integral part of this Agreement:

Annex I: List of Contacts to be Transferred

Annex II: List of Fixed Assets to be Transferred

Annex III (A): List of Intangible Assets to be Transferred

Annex III (B): List of Intangible Assets to be Licensed

Annex IV: List of Employees to be Transferred

Annex V: Tripartite Agreement

Annex VI: Labor Contract

Annex VII: Confidentiality and Non-competition Agreement

Annex VIII: List of Documents Relating to Assets to be Transferred

Annex IX: List of Documents Relating to Business to be Transferred

Annex X: List of Documents Relating to Employees to be Transferred

Annex XI: Disclosure Letter

Annex XII: Confidentiality Agreement

Annex XIII: Patents

(The remainder of this page is intentionally left blank)

(This is the signature page of Assets and Business Transfer Agreement, and the remainder of this page is intentionally left blank)

In witness whereof, the parties hereto have caused this Agreement to be signed by their respective authorized representative on the date written above.

Transferor: Beijing Kingsoft Cloud Network Technology Co., Ltd.

Seal of Beijing Kingsoft Cloud Network Technology Co., LTD.

Signature of Authorized Representative: /s/ WANG Yulin

Name of Authorized Representative: WANG Yulin

Title of Authorized Representative: Legal Representative

[Corporate Seal]

Signature page

(This is the signature page of Assets and Business Transfer Agreement, and the remainder of this page is intentionally left blank)

In witness whereof, the parties hereto have caused this Agreement to be signed by their respective authorized representative on the date written above.

Transferor: Zhuhai Kingsoft Cloud Science and Technology Co., Ltd.

Seal of Zhuhai Kingsoft Cloud Science and Technology Co., Ltd.

Signature of Authorized Representative: /s/ ZHANG Hongjiang

Name of Authorized Representative: ZHANG Hongjiang

Title of Authorized Representative: Legal Representative

[Corporate Seal]

Signature page

(This is the signature page of Assets and Business Transfer Agreement, and the remainder of this page is intentionally left blank)

In witness whereof, the parties hereto have caused this Agreement to be signed by their respective authorized representative on the date written above.

Transferor: Beijing Kingsoft Cloud Science and Technology Co., Ltd.

Seal of Beijing Kingsoft Cloud Science and Technology Co., Ltd.

Signature of Authorized Representative: /s/ ZHANG Hongjiang

Name of Authorized Representative: ZHANG Hongjiang

Title of Authorized Representative: Legal Representative

[Corporate Seal]

Signature page

(This is the signature page of Assets and Business Transfer Agreement, and the remainder of this page is intentionally left blank)

In witness whereof, the parties hereto have caused this Agreement to be signed by their respective authorized representative on the date written above.

Transferee: Shenzhen Xunlei Networking Technologies Co., Ltd.

Seal of Shenzhen Xunlei Networking Technologies Co., Ltd.

Signature of Authorized Representative: /s/ WU Jiang

Name of Authorized Representative: WU Jiang

Title of Authorized Representative: Authorized Signatory

[Corporate Seal]

Signature page

Annex 1

List of Contracts to be Transferred

(not applicable)

Annex 2

List of Fixed Assets to be Transferred

Annex 3(A)

List of Intangible Assets to be Transferred

I. Trademarks and Trademark Applications

A. Trademarks

1.	2.	3.

B. Trademark Applications

1.	2.	3.	4.	5.

II. Domain Names

1.

Kuaipan.cn

III. Software Copyrights

1.	2.	3.	4.	5.
T Pan V1.0.0.289	Kingsoft Kuaipan V1.0	Kuaipan V1.0	Kingsoft Kuaipan V2.0	Kingsoft Kuaipan 1.0

6.	7.	8.	9.	10.
Kingsoft Kuaipan 2.0	Xiaomi Wungpan V1.0	Kingsoft Yunqiangce V1.0	Kansunzi I V1.0	Kansunzi A V1.0

11.	12.	13.	14.
Kuaipan PC V1.21.0.1590	Kuaipan Android V1.9.5	Kuaipan iPad V3.8	Kuaipan iPhone V2.6

IV. Patent Application

1.

Device to share

sources

Annex 3(B)

I. Patents and Patent Applications

A. Patent

1.
Client and method to show file status on cloud

B. Patent Applications

1.	2.	3.	4.	5.
Means, device and terminal equipment to transfer files between terminal equipment and server	Means, terminal equipment, cloud server and system to recommend the installation of software	Means, client, server, terminal and system to sync data	Means, server, client and terminal equipment to sync files	System and means to prioritize the update of certain files

6.	7.	8.	9.	10.
Means and system to log on real time online storage service via instant messenger software	System and means to transfer files	System and means to transfer files	System and means to transfer files	System and means to transfer files

11.	12.	13.	14.	15.
Means and setup of link to jump to the content from the table of content	Means, client, server and equipment to sync files	Means, client, server and equipment to process data	Means, device, client, server and equipment to sync files	Means, device, client, server and equipment to sync files

16.	17.	18.
Two-dimensional code process, client, electronics equipment, server terminal and server.	Means, device, system, mobile and registration server to expedite the registration	Multi-language means and system of source code

II. Trademark

1.

Annex 4

List of Employees to be Transferred

Annex 5

Three Parties Agreement Template

Annex 6

Template Labor Contract

(issued by the Shenzhen Bureau of Labor and Social Security)

Annex 7

Template Employee Confidentiality and Non-Compete Agreements

Annex 8

List of Documents Related to Asset Transfer

Annex 9

List of Documents Related to Transfer of Business

Annex 10

List of Documents Related to the Employees Being Transferred

Annex 11

Disclosure Letter

Annex 12

List of Confidentiality Agreements and Related Contracts

Annex 13

Patents

1.	2.	3.	4.	5.
Means and system to encrypt and decrypt the encoded files	Means and system to manage user’s receiving files	Means and system to automatically tag files according to the file signatures	Means and system to share data based on location service	Means, system and device to share files to other clients outside the circle

6.	7.	8.	9.	10.
Means, system, cloud server and terminal to download files cross terminals	Means, device and client equipment to download media files	Means and device to process data	Means to identify Internet user	File processing means and data processing device

11.	12.	13.	14.	15.
Means and system to download files	Means, client equipment and server to process data	Means and device to manage Android files	Means and system to transfer and open files among multi-devices	Identification means between server and client

16.	17.	18.	19.	20.
Means, server and client equipment to update the process	Means and system to restore the deleted files	Means and device of rollback	Means and system to obtain the prototype number of an Android mobile phone	Means and device to obtain specific source on the Internet

21.	22.	23	24.	25.
Means and system to sync files on the online storage	Means, device and mobile equipment to interact	Means and system to transfer data instantly	Means and system of smooth flow control	System and means to realize single sign-on.

26.	27.	28.	29.	30.
Means to update the wireless terminal program	Means and device to backup data	Means and device to download data	Means and system to sync online storage via authorized management	Means and system of cache synchronization of online storage

31.	32.	33.	34.	35.
Means and system to sync online storage	System, device and means to share files	Means and system to manage data security	Means and system to instantly transfer data among mobile devices	Means and device to protect user’s data

36.	37.	38.	39.	40.
Means and system to resolve conflicts among files in the cloud storage system	Means to sync files on the mobile devices	Means and device to manage mobile application configuration information	Means and system to switch between files on the mobile terminal	Means, device and mobile terminal to move data on the mobile terminal

41.	42.	43.
Means, device and client to start the application	Means and cloud storage system to show the selectively synced files at the client	Means and system to encrypt the account information